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                                                  EXHIBIT (a) (4)



                                         ENStar Inc.

                                 Offer to Purchase for Cash
                          Up to 600,000 Shares of Its Common Stock
              at a Purchase Price not Greater than $6.25 per Share nor Less than
                                       $4.75 per Share

                   THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 4:00 P.M., MINNEAPOLIS TIME, ON FRIDAY, JULY 25, 1997,
                                 UNLESS THE OFFER IS EXTENDED.


June 24, 1997

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We are enclosing the material listed below relating to the offer of ENStar Inc., a Minnesota corporation (the "Company"), to purchase up to 600,000 shares (the "Shares") of its common stock, par value $.01 per share, at prices not greater than $6.25 nor less than $ 4.75 per share, net to the seller in cash, specified by tendering shareholders, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 24, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer").

     The Company will determine a single price (not greater than $6.25 nor less than $ 4.75 per share), net to the seller in cash, that the Company will pay for Shares validly tendered and not withdrawn pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to purchase 600,000 Shares (or such lesser number of Shares as is validly tendered at prices not greater than $6.25 nor less than $4.75 per share) and not withdrawn pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described in the Offer to Purchase. See Section 1 of the Offer to Purchase.

     The Purchase Price will be paid in cash, net to the seller, with respect to all Shares purchased. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6 OF THE OFFER TO PURCHASE.

     The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The
Company will, upon request, reimburse brokers, dealers, commercial banks and trust
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companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 7 of the Letter of Transmittal.

     For your information and for forwarding to your clients, we are enclosing the following documents:

     1.     The Offer to Purchase.

     2. The Letter of Transmittal for your use and for the information of your clients.

     3. A letter to shareholders of the Company from Jeffrey J. Michael, Chief Executive Officer and President of the Company.

     4. The Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Time (each as defined in the Offer to Purchase).

     5. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer.

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding.

     7. A return envelope addressed to Norwest Bank Minnesota, N.A., the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 4.00 P.M., MINNEAPOLIS TIME, ON JULY 25, 1997, UNLESS THE OFFER IS EXTENDED.

     As described in the Offer to Purchase, if more than 600,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Time, as defined in Section 1 of the Offer to Purchase, the Company will accept Shares for purchase in the following order of priority:
(i) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Time by any shareholder who owned beneficially, as of the close of business on June17, 1997, and who continues to own beneficially as of the Expiration Time, an aggregate of fewer than 100 Shares and who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery; and (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Time on a pro rata basis.
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     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO
ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

      Any questions or requests for assistance or additional copies of the enclosed materials may be directed to: Peter E. Flynn, Executive Vice President, ENStar Inc., 6479 City West Parkway, Eden Prairie, Minnesota 55344-3246.

                                       Very truly yours,

                                       ENStar Inc.



                                    by/s/Jeffrey J. Michael
                                    -----------------------------
                                       Jeffrey J. Michael
                                       Chief Executive Officer and President





NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.